UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM 8-K
__________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 30, 2012

METROPCS COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2250 Lakeside Boulevard Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 214-570-5800

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2012, Mr. C. Kevin Landry, a member of the Board of Directors of MetroPCS Communications, Inc. (the “Company”), notified the Company of his decision not to stand for reelection as a Class III director of the Company upon the expiration of his current term, which expires at the conclusion of the Company's 2013 Annual Meeting of Stockholders.

Until the close of the Company's 2013 Annual Meeting of Stockholders, Mr. Landry will continue to serve as a director and as Chairman of the Compensation Committee and as a member of both of the Finance and Planning and the Nominating and Corporate Governance Committees of the Company.

Mr. Landry's decision to not stand for reelection is not as a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices. Mr. Landry stated that his decision to not stand for reelection is based on, among other things, health issues and the fact that the funds which are associated with TA Associates, L.P., for which Mr. Landry is Chairman, have substantially reduced their equity holdings in the Company.

The Company expresses its sincere appreciation to Mr. Landry for his service as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS COMMUNICATIONS, INC.

Date: August 3, 2012	By:	/s/ J. Braxton Carter
J. Braxton Carter Chief Financial Officer & Vice Chairman